Exhibit 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) dated and effective as of September 21, 2007 (the “Effective Date”), between uBid.com Holdings, Inc., a Delaware corporation, with its principal place of business located at 8725 W. Higgins Road, Suite 900, Chicago, Illinois 60631, its affiliates, subsidiaries, successors and assigns (the “Company”), and Jeffrey D. Hoffman, an individual residing in Chicago, Illinois (the “Executive”).

1.  Employment Period. As of the Effective Date, the Company shall employ the Executive, and the Executive agrees to be employed by Company in the position of Chief Executive Officer in accordance with the terms and subject to the conditions of this Agreement, commencing on the Effective Date and terminating on the day which is the second anniversary of the Effective Date, unless earlier terminated in accordance with the provisions of Section 11, in which case the provisions of Section 11 shall control (the “Term”). If this Agreement remains in effect upon expiration of the Term and/or thereafter, it shall automatically renew itself and continue in full force and effect from year to year, subject to termination in accordance with the provisions of Section 11, unless written notice of election not to renew, or written notice of election to modify any provision of this Agreement, is given by one party, and received by the other not later than 60 calendar days prior to the expiration of this Agreement or any extension hereto.

The Executive affirms that, except as otherwise set forth herein, no obligation exists between the Executive and any other entity which would prevent or impede the Executive’s immediate and full performance of every obligation of this Agreement.

2.  Position and Duties. During the Term of the Executive’s employment hereunder, the Executive shall serve in, and assume duties and responsibilities consistent with, the position of Chief Executive Officer. The Executive agrees to devote his working time, as set forth in Section 4 hereof, utilizing his skill, energy and best business efforts on behalf of the Company. Notwithstanding anything to the contrary contained herein, upon written notice to the Board of Directors the Executive may hold officer and non-executive director positions (or the equivalent position) in or at other entities not inconsistent with the best interests of the Company so long as the Board of Directors has not provided Executive written notice that it has determined that such activities will interfere with his ability to perform his duties and responsibilities hereunder.

3.  No Conflicts. The Executive covenants and agrees that for so long as he is employed by the Company, he shall inform the Company of each and every business opportunity related to the business of the Company of which he becomes aware, and that he will not, directly or indirectly, exploit any such opportunity for his own account, nor will he render any services to any other person or business, acquire any interest of any type in any other business (except for an ownership interest of not more than 1% of a publicly traded entity) or engage in any activities that conflict with the Company’s best interests or which is in competition with the Company.

4.  Days/Hours of Work and Work Week. The Executive shall normally work 5 days per week (typically Monday - Friday) and his hours of work shall be appropriate to the nature of the Executive’s duties and responsibilities with the Company, it being recognized that such duties and responsibilities require flexibility in the Executive’s work schedule.

5.  Employment Location. The locus of the Executive’s employment with the Company shall be the Company’s principal executive office which is currently located at 8725 W. Higgins Road, Suite 900, Chicago, Illinois 60631. Within 12 months of the Effective Date, the Executive shall relocate his residence to a residence located within 50 miles of the Company’s corporate headquarters in Chicago, Illinois.

6.  Compensation.

(a)  Base Salary. During the first 12 months of the Term, the Company shall pay, and the Executive agrees to accept, in consideration for the Executive’s services hereunder, an annual salary of $350,000, less all applicable taxes and other appropriate deductions. Thereafter, the Company’s Board of Directors (the “Board”) shall annually review the Executive’s base salary to determine whether such salary should be increased and the amount of any such increase shall be within the Board’s sole discretion.

(b)  Annual Performance Bonus. During the Term of this Agreement, the Executive shall be entitled to an annual performance bonus with a targeted amount equal to 75% of the Executive’s annual base salary and a maximum payout in an amount not to exceed 100% of the Executive’s annual base salary (or pro-rata portion thereof in the case of a period of less than 12 months) based on an evaluation conducted by the Board of the Executive’s performance and the operating performance of the Company during the fiscal year to which the performance bonus pertains based on established targets which shall be established by the Board with 45-days of the Effective Date. Each annual performance bonus shall be paid by the Company to the Executive promptly after the first meeting of the Board following the previous calendar year, but in no case later than March 30th of each year. The Company will deliver a more detailed formal written plan document within 45-days of the Effective Date setting forth the final terms and conditions of the Annual Performance Bonus for the first year of this Agreement.

7.  Business Expenses. During the Term of this Agreement, the Executive shall be entitled to payment or reimbursement of any and all reasonable expenses paid or incurred by him in connection with and related to the performance of his duties and responsibilities hereunder for the Company including relocation expenses (per the Company’s Relocation Policy) incurred in connection with the relocation of the Executive’s residence as provided in Section 5. All requests by the Executive for payment of reimbursement of such expenses shall be supported by appropriate invoices, vouchers, receipts or such other supporting documentation in such form and containing such information as the Company may from time to time reasonably require, evidencing that the Executive, in fact, incurred or paid said expenses.

8.  Vacation. During the Term of this Agreement, the Executive shall be entitled to accrue 20 vacation days per year.

9.  Equity Compensation.

(a)  Stock Options. Pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”) and subject to approval of the Board of Directors, the Company shall issue to the Executive stock options to acquire 600,000 shares of the Company’s common stock (the “Common Stock”) under the Plan at an exercise price equal to the fair market value of the Common Stock as of the date of grant. The stock options granted pursuant to this Section and each subsequent grant of options to the Executive during the Term shall be evidenced by a written stock option agreement.

(b)  Vesting and Exercise. The stock options to be granted pursuant to this Section shall vest and become exercisable as follows: 1/3 upon the first anniversary of the grant date, 1/3 upon the second anniversary of the grant date and 1/3 on the third anniversary of the grant date. Upon a Change of Control (as defined below), all options granted pursuant to this Section shall immediately become fully vested. Subsequent stock options granted to the Executive shall vest pursuant to the terms and conditions of the Plan.

10.  Other Benefits. During the Term of this Agreement, subject to the terms and conditions of such plans and programs as they exist from time to time, Executive shall be entitled to participate in the various employee benefit plans and programs applicable to executive employees of the Company including, but not limited to, incentive, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s executive employees. Executive shall also participate in the Company’s performance share award plan.

11.  Termination of Employment.

(a)  Death. In the event that, during the Term of this Agreement, the Executive dies, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits, except for the obligation to pay the Executive’s heirs, administrators or executors any earned but unpaid base salary and unpaid pro rata annual bonus. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(b)  Disability. In the event that, during the Term of this Agreement, the Executive shall be prevented from performing his essential duties and responsibilities hereunder to the full extent required by the Company by reason of Disability, as defined below, this Agreement and the Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits, except for the obligation to pay the Executor’s heirs, administrators or executors any earned but unpaid base salary and unpaid pro rata annual bonus. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions through the last date of the Executive’s employment with the Company. For purposes of this Agreement, “Disability” shall mean a physical or mental impairment that, in the Board’s discretion, based upon the medical opinions of two qualified physicians specializing in the area or areas of the Executive’s affliction, one of whom shall be chosen by the Board and one of whom shall be chosen by the Executive, prevents the performance by the Executive, with or without reasonable accommodation, of his essential duties and responsibilities hereunder for a period of not less than six months in any 12 month period. If such medical opinions by the two qualified physicians contradict one another, the medical opinion of an additional qualified physician shall be obtained. The physician which is selected to provide this additional medical opinion shall be one that the Board and the Executive shall mutually agree upon in good faith. This third opinion shall be binding on the parties, regardless of what the prior medical opinions were.

(c)  Cause.

(i)  At any time during the Term of this Agreement, the Company may terminate this Agreement and the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (A) the continued failure of the Executive to substantially perform his material duties to and responsibilities for the Company (other than any such failure resulting from a Disability); (B) the conviction of, or plea of guilty or nolo contendere to a felony; or (C) fraud, dishonesty, competition with the Company, unauthorized use of any of the Company’s or any subsidiary’s trade secrets or confidential information, a material breach of the Company’s policies or codes of conduct, a willful or material breach of any agreement between the Executive and the Company, including this Agreement, or gross misconduct which is materially and demonstratively injurious to the Company.

(ii)  Termination of the Executive’s employment for Cause shall be made by delivery to the Executive of written notice from the Board specifying the basis of the Executive’s termination is for Cause, describing the conduct or circumstances justifying termination for Cause, and indicating that the Board has found that such conduct or circumstances has occurred and warrants the Executive’s termination of employment for Cause. Upon receipt of such demand or notice, the Executive, shall be entitled to appear before the Board within ten business days for the purpose of demonstrating that the conduct indicated does not exist or that breach of 11(c)(i)(A) has been cured. After such appearance, the Board shall make a final determination on the existence of a basis warranting Executive’s termination for Cause. No termination for Cause will be final until the Board has reached such a determination.

(iii)  Upon termination of Executive’s employment for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive any earned but unpaid base salary through the Executive’s last day of employment with the Company. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(d)  Good Reason.

(i)  At any time during the Term of this Agreement, subject to the conditions set forth in Section 11(d)(iii) below, the Executive may terminate this Agreement and the Executive’s employment with the Company for Good Reason. For purposes of this Agreement, Good Reason shall mean the occurrence, without the Executive’s consent, of any of the following events: (A) the assignment of duties and responsibilities that are inconsistent with and reflect a substantial diminution in the duties and responsibilities assumed by the Executive on the Effective Date; (B) a Change of Control (as defined in Section 11(d)(ii) herein below) that results, within 12 months following the Change of Control, in the termination of the Executive’s employment with the Company or a material adverse change in the Executive’s duties and responsibilities or, as applicable, in connection with which the successor does not agree to assume, or is not deemed to assume by operation of law, the Company’s obligations under this Agreement; (C) a material breach of this Agreement by the Company; (D) a relocation of the Company’s principal executive offices to a location that is greater than 50 miles from its current location; or (E) a reduction in the Executive’s base salary or a material reduction in other benefits, as described in Section 10(a), other than reductions generally applicable to executives of the Company.

(ii)  For purposes of this Agreement, “Change of Control” means: (A) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company other than any sale, lease, exchange or other transfer to any company where the Company owns, directly or indirectly, 100 percent of the outstanding voting securities of such company after any such transfer; (B) any person or persons (as such term is used in Section 13(d) of the Exchange Act of 1934, as amended), other than the holders of voting securities of the Company as of the Effective Date, shall acquire or become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) whether directly, indirectly, beneficially or of record, of 51% or more of outstanding voting securities of the Company; or (C) consummation by any entity, person, or group (including any affiliate thereof, other than the Company) of a tender offer or exchange offer where the offeree acquires more than 51% of the then outstanding voting securities of the Company.

(iii)  The Executive shall be entitled to terminate this Agreement for Good Reason if Executive has delivered to the Company written notice of his intention to terminate this Agreement for Good Reason promptly, and in no event longer than 5 business days, after either the date on which the Executive (A) receives written notice from the Company of the occurrence of an event within the meaning of Good Reason under Section 11(d)(i) or (B) obtains actual knowledge of the occurrence of an event within the meaning of Good Reason under Section 11(d)(i) and which provides, in reasonable detail, the circumstances of the occurrence of the event; provided, however, that the Executive shall not be entitled to terminate this Agreement for Good Cause if the Company eliminates such event or circumstances within 10 business days of the Company’s receipt of the written notice described in this Section.

(iv)  In the event that Executive terminates this Agreement for Good Reason, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors) any earned but unpaid base salary and unpaid pro rata annual bonus. In addition, the Company shall pay Executive in 24 equal semi-monthly installments as severance an amount equal to the Executive’s annual base salary on the date of the termination of this Agreement in accordance with the Company’s standard payroll schedule less all applicable taxes and other appropriate deductions and adjustments pursuant to the Company’s employee compensation policies in effect on such date, and Executive shall receive for a period of 12 months following the date of termination, COBRA coverage, at the Company’s expense, under the Benefits Plans; provided, however, that continued coverage shall be canceled or reduced to the extent of any comparable benefit coverage offered to the Executive by a subsequent employer or other person or entity for which the Executive performs services, including but not limited to consulting services. Executive’s receipt of such severance pay and benefits shall be conditioned on Executive’s compliance with Sections, 12, 13 and 14 of this Agreement and his execution, return, non-rescission and compliance with a release of claims agreement in a form to be prepared by the Company. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(e)  Without Good Reason or Cause.

(i)  By The Executive. At any time during the Term of this Agreement, the Executive shall be entitled to terminate this Agreement and his employment without Good Reason by providing 30 calendar days prior written notice of such termination to the Company. Upon termination by the Executive of this Agreement pursuant to this Section, the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive (or, following his death, to the Executive’s heirs, administrators or executors) any earned but unpaid base salary and pro rata annual bonus. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(ii)  By The Company. At any time during the Term of this Agreement, the Company shall be entitled to terminate this Agreement and Executive’s employment without Cause by providing 30 calendar days prior written notice of such termination to the Executive. Upon termination by the Company of this Agreement without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive’s heirs, administrators or executors): any earned but unpaid base salary and unpaid pro rata annual bonus. In addition, the Company shall pay Executive in 24 equal semi-monthly installments as severance an amount equal to the Executive’s annual base salary on the date of the termination of this Agreement in accordance with the Company’s standard payroll schedule less all applicable taxes and other appropriate deductions and adjustments pursuant to the Company’s employee compensation policies in effect on such date, and Executive shall receive for a period of 12 months following the date of termination, COBRA coverage, at the Company’s expense, under the Benefits Plans; provided, however, that continued coverage shall be canceled or reduced to the extent of any comparable benefit coverage offered to the Executive by a subsequent employer or other person or entity for which the Executive performs services, including but not limited to consulting services. Executive’s receipt of such severance pay and benefits shall be conditioned on Executive’s compliance with Sections, 12, 13 and 14 of this Agreement and his execution, return, non-rescission and compliance with a release of claims agreement in a form to be prepared by the Company. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

12.  Confidential Information.

(a)  The Executive expressly acknowledges that, in the performance of his duties and responsibilities with the Company, he has been exposed, and will be exposed, to the trade secrets, business and/or financial secrets and confidential and proprietary information of the Company, its affiliates and/or its clients or customers (“Confidential Information”). The term “Confidential Information” includes, without limitation, information or material that has actual or potential commercial value to the Company, its affiliates and/or its clients or customers and is not generally known to and is not readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers.

(b)  Except as authorized in writing by the Board, during the performance of the Executive’s duties and responsibilities for the Company and until such time as any such Confidential Information becomes generally known to and readily ascertainable by proper means to persons outside the Company, its affiliates and/or its clients or customers, the Executive agrees to keep strictly confidential and not use for his personal benefit or the benefit to any other person or entity the Confidential Information, whether or not prepared or developed by the Executive. Confidential Information includes, without limitation, the following, whether or not expressed in a document or medium, regardless of the form in which it is communicated, and whether or not marked “trade secret” or “confidential” or any similar legend: (i) lists of and/or information concerning customers, suppliers, employees, consultants, and/or co-venturers of the Company, its affiliates or its clients or customers; (ii) information submitted by customers, suppliers, employees, consultants and/or co-venturers of the Company, its affiliates and/or its clients or customers; (iii) information concerning the business of the Company, its affiliates and/or its clients or customers, including, without limitation, cost information, profits, sales information, prices, accounting, unpublished financial information, business plans or proposals, markets and marketing methods, advertising and marketing strategies, administrative procedures and manuals, the terms and conditions of the Company’s contracts and trademarks and patents under consideration, distribution channels, franchises, investors, sponsors and advertisers; (iv) technical information concerning products and services of the Company, its affiliates and/or its clients or customers, including, without limitation, product data and specifications, diagrams, flow charts, know how, processes, designs, formulae, inventions and product development; (v) lists of and/or information concerning applicants, candidates or other prospects for employment, independent contractor or consultant positions at or with any actual or prospective customer or client of Company and/or its affiliates, any and all confidential processes, inventions or methods of conducting business of the Company, its affiliates and/or its clients or customers; (vi) any and all versions of proprietary computer software (including source and object code), hardware, firmware, code, discs, tapes, data listings and documentation of the Company, its affiliates and/or its clients or customers; (vii) any other information disclosed to the Executive by, or which the Executive obtained under a duty of confidence from, the Company, its affiliates and/or its clients or customers; (viii) all other information concerning the Company not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the business of the Company, its affiliates and/or its clients or customers. Confidential Information shall not include (i) information which is in the public domain or which enters the public domain without the fault of Executive, (ii) information which was in the possession of Executive in written or other documentary form prior to the time of disclosure by the Company to Executive, and (iii) information which is required by Executive to be disclosed in legal proceedings, including pursuant to subpoena or court order.

(c)  The Executive affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of his prior employer(s) in providing services to the Company.

(d)  In the event that the Executive’s employment with the Company terminates for any reason, the Executive shall deliver forthwith to the Company any and all originals and copies of Confidential Information.

13.  Ownership and Assignment of Inventions.

(a)  The Executive acknowledges that, in connection with his duties and responsibilities relating to his employment with the Company, he and/or other employees of the Company working with him, without him or under his supervision, may create, conceive of, make, prepare, work on or contribute to the creation of, or may be asked by the Company or its affiliates to create, conceive of, make, prepare, work on or contribute to the creation of, without limitation, lists, business diaries, business address books (except for business addresses and business address books not related to the Company), documentation, ideas, concepts, inventions, designs, works of authorship, computer programs, audio/visual works, developments, proposals, works for hire or other materials to the extent that any of the same relate to any actual or reasonably anticipated Business of the Company (as such phrase is defined in paragraph 14(a) hereof) or any of the Company’s affiliates (“Inventions”). Executive expressly acknowledges that all of his activities and efforts relating to any Inventions, whether or not performed during his or the Company’s regular business hours, are within the scope of his employment with the Company and that the Company owns all right, title and interest in and to all Inventions, including, to the extent that they exist, all intellectual property rights thereto, including, without limitation, copyrights, patents and trademarks in and to all Inventions. The Executive also acknowledges and agrees that the Company owns and is entitled to sole ownership of all rights and proceeds to all Inventions.

(b)  The Executive expressly acknowledges and agrees to assign to the Company, and hereby assigns to the Company, all of the Executive’s right, title and interest in and to all Inventions, including, to the extent they exist, all intellectual property rights thereto, including, without limitation, copyrights, patents and trademarks in and to all Inventions.

(c)  In connection with all Inventions, the Executive agrees to disclose any Invention promptly to the Company and to no other person or entity. The Executive further agrees to execute promptly, at the Company’s request, specific written assignments of the Executive’s right, title and interest in any Inventions, and do anything else reasonably necessary to enable the Company to secure or obtain a copyright, patent, trademark or other form of protection in or for any Invention in the United States or other countries.

(d)  The Executive acknowledges that all rights, waivers, releases and/or assignments granted in this Section by the Executive are freely assignable by the Company and are made for the benefit of the Company and its Affiliates, subsidiaries, licensees, successors and assigns.

14.  Non-Competition And Non-Solicitation.

(a)  The Executive agrees and acknowledges that the Confidential Information that the Executive will receive is valuable to the Company, its affiliates and/or its clients or customers, and that its protection and maintenance constitutes a legitimate business interest of Company, its affiliates and/or its clients or customers to be protected by the non-competition restrictions set forth herein. The Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Executive. The Executive also acknowledges that the products and services developed or provided by the Company, its affiliates and/or its clients or customers are or are intended to be sold, provided, licensed and/or distributed to customers and clients in and throughout the United States (the “Geographic Boundary”), and that the Geographic Boundary, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers. The Executive also acknowledges that the business of the Company is the offering through its online marketplace of high quality new, overstock, close-out and refurbished brand name consumer merchandise (the “Business of the Company”).

(b)  The Executive hereby agrees and covenants that he shall not, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than a holder of less than one percent (1%) of the outstanding voting shares of any publicly held company), or whether on the Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Executive’s employment with the Company and for a period of one year following the termination of his employment for any reason, whether voluntary or involuntary, in the Geographic Boundary:

(i)  Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Company;

(ii)  Solicit, persuade or induce any Customer: to terminate, reduce or refrain from renewing, extending, or entering into contractual or other relationships with the Company or to become a customer of or enter into any contractual or other relationship with any other individual, person or entity for the purpose of purchasing competitive products or services; or

(iii)  Recruit, hire, induce, contact, divert or solicit, or attempt to recruit, induce, contact, divert or solicit, any employee of the Company to leave the employment thereof, whether or not any such employee is party to an employment agreement.

15.  Indemnification. The Company hereby covenants and agrees to indemnify the Executive to the fullest extent permitted by law and to hold the Executive harmless fully, completely, and absolutely against and in any respects to any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including attorneys’ fees), losses, and damages resulting from the Executive’s good faith performance of his job duties pursuant to this Agreement. The Company also hereby agrees to cover the Executive under a directors’ and officers’ liability insurance policy at all times while an employee and for the applicable statute of limitations after termination hereof, with such coverage no less favorable than that given to other executive employees of the Company.

16.  Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement or contemplated hereby shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by a nationally recognized overnight delivery service or when mailed United States Certified or registered mail, return receipt requested, postage prepaid, and addressed as follows:

If to the Company:	uBid.com Holdings, Inc.
8725 W. Higgins Road
Suite 900
Chicago, Illinois 60631

If to the Executive:	Jeffrey D. Hoffman
uBid.com Holdings, Inc.
8725 W. Higgins Road
Suite 900
Chicago, Illinois 60631

17.  Miscellaneous

(a)  Telephones, stationery, postage, e-mail, the internet and other resources made available to the Executive by the Company, are solely for the furtherance of the Company’s business.

(b)  All issues and disputes concerning, relating to or arising out of this Agreement and from the Executive’s employment by the Company, including, without limitation, the construction and interpretation of this Agreement, shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to that State’s principles of conflicts of law. The Executive hereby consents to jurisdiction in the courts of Illinois.

(c)  The Parties agree that Sections 12, 13, 14 and 15 of this Agreement, and those provisions of this Agreement necessary for the enforcement of such Sections, shall survive termination of this Agreement and termination of Executive’s employment for any reason.

(d)  The Parties agree that any provision of this Agreement deemed unenforceable or invalid may be reformed to permit enforcement of the objectionable provision to the fullest permissible extent. Any provision of this Agreement deemed unenforceable after modification shall be deemed stricken from this Agreement, with the remainder of the Agreement being given its full force and effect.

(e)  The Company shall be entitled to equitable relief, including injunctive relief and specific performance as against the Executive, for the Executive’s threatened or actual breach of Sections 12, 13 and 14 of this Agreement, as money damages for a breach thereof would be incapable of precise estimation, uncertain, and an insufficient remedy for an actual or threatened breach of Sections 12, 13 and 14 of this Agreement. If the Company prevails against Executive in a legal action for violation of Section 12, 13 and/or 14 of this Agreement, the Company shall be entitled to collect from Executive any attorneys’ fees and costs incurred by the Company in bringing any action to enforce the terms of this Agreement, as well as any attorneys’ fees and costs incurred by the Company for the collection of any judgments in the Company’s favor arising out of Executive’s violation(s). The Parties agree that any pursuit of equitable relief in respect of Sections 12, 13 and 14 of this Agreement shall have no effect whatsoever regarding the continued viability and enforceability of Section 15 of this Agreement.

(f)  Any waiver or inaction by the Company or the Executive for any breach of this Agreement shall not be deemed a waiver of any subsequent breach of this Agreement.

(g)  The Parties independently have made all inquiries regarding the qualifications and business affairs of the other which either party deems necessary. The Executive affirms that he fully understands this Agreement’s meaning and legally binding effect. Each party has participated fully and equally in the negotiation and drafting of this Agreement.

(h)  The Executive’s obligations under this Agreement are personal in nature and may not be assigned by the Executive to any other person or entity. Executive consents to and the Company shall have the right to assign this Agreement to its successors or assigns, and this Agreement shall be enforceable by the Company and its parents, affiliates, successors and assigns.

(i)  This instrument constitutes the entire Agreement between the Parties regarding its subject matter. When signed by all Parties, this Agreement supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements, oral and written, regarding the subject matter of this Agreement. In any future construction of this Agreement, this Agreement should be given its plain meaning. This Agreement may be amended only by a writing signed by the Parties. Notwithstanding the foregoing or anything in this Agreement to the contrary, the Company expressly reserves the right to amend this Agreement without Executive’s consent to the extent necessary to comply with Code Section 409A, as it may be amended from time to time, and the regulations, notices and other guidance of general applicability issued thereunder.

(j)  This Agreement may be executed in counterparts, a counterpart transmitted via facsimile, and all executed counterparts, when taken together, shall constitute sufficient proof of the Parties’ entry into this Agreement. The Parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. This Agreement contains headings for ease of reference. The headings have no independent meaning.

THE EXECUTIVE STATES THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT AND THAT HE HAS READ AND UNDERSTOOD EACH AND EVERY PROVISION THEREOF. THIS AGREEMENT IS EFFECTIVE UPON THE EXECUTION OF THIS AGREEMENT BY BOTH PARTIES.

UNDERSTOOD, AGREED, AND ACCEPTED:

EXECUTIVE		COMPANY

JEFFREY D. HOFFMAN		UBID.COM HOLDINGS, INC.

/s/ Jeffrey D. Hoffman		By: /s/ Miguel A. Martinez, Jr.
Name: Miguel A. Martinez, Jr.
Date: September 21, 2007	Title:	Vice President, Finance
Date: September 21, 2007